Exhibit 99.1

OSR Holdings Eliminates $2.02 Million Warrant Overhang with Premium-Priced Convertible Note

Bellevue, WA — April 9, 2026 — OSR Holdings, Inc. (NASDAQ: OSRH) (“OSR Holdings” or the “Company”) today announced a strategic transaction for capital structure optimization with White Lion GBM Innovation Fund (“White Lion”), centered on the retirement of approximately $2.02 million of warrant overhang.

Elimination of $2.02 Million Warrant Overhang

As part of the transaction, OSR Holdings has retired approximately $2.02 million of outstanding warrants by consolidating them into a newly issued convertible promissory note.

●	The Company issued a $555,555 convertible note to secure near-term liquidity to support general corporate purposes and the continued execution of strategic priorities.

●	In connection with the warrant retirement, the extinguished warrants were effectively incorporated into the note, bringing the total face value of the instrument to $1,055,555.

This structure enables OSR Holdings to eliminate a substantial source of potential dilution at a significant discount to the prior overhang value, representing a highly efficient balance sheet optimization.

Premium Conversion Price at $1.00 per Share

The convertible note is structured with a fixed conversion price of $1.00 per share, representing approximately a 100% premium to the Company’s most recent closing price of approximately $0.49 on April 8, 2026.

●	The premium conversion price reflects a shared alignment with long-term shareholder value and stands in contrast to conventional discounted convertible structures.

●	The $1.00 level is also strategically aligned with the Company’s objective of maintaining compliance with NASDAQ minimum bid requirements.

Six-Month Conversion Restriction

The note was issued as a private placement without a registration statement:

●	Accordingly, the note includes a six-month restriction on conversion, ensuring that no shares may be issued into the public float during this period.

●	This feature further supports near-term trading stability by preventing immediate dilution following the transaction.

Management Commentary

“This transaction is fundamentally about removing structural overhang and strengthening our equity story,” said Peter Hwang, CEO of OSR Holdings. “By retiring over $2 million in warrant overhang into a tightly structured instrument, we are meaningfully cleaning up our cap table. Furthermore, the $1.00 conversion price and six-month restriction demonstrate a shared commitment by our investor to stabilizing our valuation as we focus on regaining NASDAQ minimum bid compliance.”

The Company believes this transaction represents a meaningful step in optimizing its capital structure, removing technical barriers to equity performance, and securing near-term capital to advance its strategic priorities across its immunotherapy, degenerative disease, and medtech platforms.

Further details regarding this transaction will be included in the Company’s filings with the U.S. Securities and Exchange Commission.

About White Lion GBM Innovation Fund

The White Lion GBM Innovation Fund, one of Innovate GBM's core sponsors, focuses on strategic funding opportunities in glioblastoma drug development. The Innovation Fund leverages the ecosystem curated by Innovate GBM to gain insights from the GBM community—including neuro-oncologists, scientists, and patient advocacy groups—to guide capital allocation toward the most impactful opportunities.

About OSR Holdings, Inc.

OSR Holdings, Inc. (NASDAQ: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in health and wellness. Through its subsidiaries, OSRH engages in immuno-oncology, regenerative biologics, and medical device technologies to improve health outcomes worldwide. Learn more at www.OSR-Holdings.com.

Investor Contact

OSR Holdings, Inc.

Investor Relations

ir@osr-holdings.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding the Company’s capital structure, liquidity, and expected benefits of the financing. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including those described in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.